Exhibit 6

Execution copy

THIS EXCHANGEABLE PROMISSORY NOTE AND THE EXCHANGE SHARES (AS DEFINED BELOW) DELIVERABLE HEREUNDER (THE “RESTRICTED SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR REGISTERED OR QUALIFIED UNDER ANY STATE SECURITIES OR BLUE SKY LAWS. THE RESTRICTED SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE RESTRICTED SECURITIES UNDER THE SECURITIES ACT, OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THEREOF AND ITS TRANSFER AGENT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE BORROWER or the Public Company, as applicable, WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THE RESTRICTED SECURITIES. the restricted securities are SUBJECT TO CERTAIN transfer restrictions AS SET FORTH below and the NOTEHOLDERS AGREEMENT (defined below).

THIS EXCHANGEABLE PROMISSORY NOTE IS SUBJECT TO THE PROVISIONS SET FORTH IN THE NOTEHOLDERS AGREEMENT DATED AS OF JUNE 5, 2013, AMONG THE BORROWER, THE HOLDER AND THE OTHER PARTIES IDENTIFIED THEREIN AND PARTY THERETO. A COPY OF SUCH NOTEHOLDERS AGREEMENT IS AVAILABLE AT THE EXECUTIVE OFFICES OF THE BORROWER.

THE RESTRICTED SECURITIES ARE SUBJECT TO THE PROVISIONS SET FORTH IN (1) THE AGREEMENT AND PLAN OF MERGER, DATED AS OF JUNE 5, 2013, BETWEEN RCAP HOLDINGS, LLC, ARROWHEAD MERGER ACQUISITION, INC., FIRST ALLIED HOLDINGS INC., THE PRINCIPALS NAMED THEREIN AND THE STOCKHOLDERS’ REPRESENTATIVE NAMED THEREIN (AS AMENDED, MODIFIED, SUPPLEMENTED AND RESTATED FROM TIME TO TIME, THE “MERGER AGREEMENT”), INCLUDING THE RIGHT OF THE BORROWER TO OFFSET CERTAIN INDEMNIFICATION OBLIGATIONS ARISING UNDER THE MERGER AGREEMENT AGAINST AMOUNTS OTHERWISE OWED UNDER THIS NOTE, AND (2) THE PLEDGE AGREEMENT, DATED AS OF [●], 2013, BETWEEN RCAP HOLDINGS, LLC, LOVELL MINNICK EQUITY PARTNERS III LP AND LOVELL MINNICK EQUITY PARTNERS III-A LP (AS AMENDED, MODIFIED, SUPPLEMENTED AND RESTATED FROM TIME TO TIME, THE “PLEDGE AGREEMENT”). A COPY OF THE MERGER AGREEMENT AND THE PLEDGE AGREEMENT ARE AVAILABLE AT THE EXECUTIVE OFFICES OF THE BORROWER.

THE INDEBTEDNESS EVIDENCED BY THIS EXCHANGEABLE PROMISSORY NOTE IS SUBORDINATED TO CERTAIN OTHER INDEBTEDNESS OF THE BORROWER PURSUANT TO THE TERMS SET FORTH HEREIN.

RCAP HOLDINGS, LLC

EXCHANGEABLE PROMISSORY NOTE

$[●]	Dated: [●], 2013

FOR VALUE RECEIVED, RCAP Holdings, LLC, a Delaware limited liability company (the “Borrower”), hereby promises to pay to [_______], a [________] (the “Holder”), the principal amount of $[●] ([●] United States Dollars), together with interest thereon calculated from the date hereof in accordance with the provisions of this Exchangeable Promissory Note.

This Exchangeable Promissory Note (as amended, modified, supplemented and restated from time to time, this “Note”) was issued pursuant to the Merger Agreement, and is one of a series of the Exchangeable Promissory Notes issued in connection therewith (collectively, the “Notes”). This Note is subject to the terms, conditions and provisions (including, without limitation, restrictions on transfer) set forth in the Noteholders Agreement, dated June 5, 2013, among the Borrower and each holder of the Notes (the “Noteholders Agreement”). This Note and the Exchange Shares are subject to the terms, conditions and provisions of the Pledge Agreement, dated [●], 2013, between the Borrower, the Holder and the other parties thereto (the “Pledge Agreement”). Capitalized terms used in this Note but not otherwise defined herein have the meanings set forth for such terms in the Merger Agreement.

1. Payment of Interest.

(a) Interest shall accrue at the annual rate of five percent (5%) (as such rate may be increased pursuant to Section 5, the “Interest Rate”) on the unpaid principal amount of this Note outstanding from time to time (the “Principal Amount”). Interest shall be computed on the basis a 360-day year comprised of twelve 30 day months.

(b) So long as this Note shall be outstanding, on each Quarterly Payment Date after the Closing Date, commencing [●], 2013, the Borrower shall pay in cash to the Holder all interest which has accrued thereon through such date on the Principal Amount.

2. Payment of Principal.

(a) Maturity. The Borrower shall either (i) pay the Outstanding Amount [INSERT DATE THAT IS THIRD ANNIVERSARY OF CLOSING DATE] or (ii) if applicable, deliver the Exchange Shares on the date on which the Exchange Delivery Date is required to occur under, and subject to the terms of, Section 7(c).

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(b) Optional Prepayment. Subject to the terms and conditions of this Section 2(b), at any time following [INSERT DATE THAT IS FIRST ANNIVERSARY OF CLOSING DATE], the Borrower may, at its option, prepay all (but not less than all) of the Outstanding Amount by paying an amount of cash equal to the Payment Amount. To exercise its option to make any optional prepayment hereunder, the Borrower must give the Holder written notice of such prepayment not fewer than 35 days prior to the date fixed for such prepayment, specifying the date of proposed prepayment (the “Prepayment Date”) and the Payment Amount (the “Prepayment Notice” and the date such notice is delivered being referred to as the “Prepayment Notice Date”). At any time following the Initial Public Offering, but prior to a Borrower Change of Control or a Public Company Change of Control, in lieu of cash, the Holder may elect, by delivering a written notice of such election to the Borrower within ten (10) days of the Prepayment Notice Date, to receive the Payment Amount payable pursuant to the immediately preceding sentence in the form of Exchange Shares, the number of which shall be determined as if such Holder elected to exchange this Note into Exchange Shares pursuant to Section 7(b). If the Holder does not deliver an election notice within the time period specified in the immediately preceding sentence, then the Borrower shall pay the Payment Amount in cash in the manner contemplated by Section 3(a). If after the Holder delivers an election notice within such specified time period, a Borrower Change of Control or a Public Company Change of Control occurs, then the Holder will receive cash equal to the Payment Amount in lieu of Exchange Shares as provided in this Section 2(b). Notwithstanding any of the foregoing, the Borrower may not deliver a Prepayment Notice following the delivery of an Exchange Notice by the Holder delivered pursuant to Section 7.

3. Method of Payments.

(a) Place of Payment, etc. Other than a payment in the form of Exchange Shares in accordance with Section 2(b) or 7, cash payments made in respect of this Note are to be delivered to the Holder by wire transfer of immediately available funds in accordance with the payment instructions that the Holder may designate in writing to the Borrower at least (5) Business Days prior to any such payments. The Borrower will pay all sums for principal, interest or otherwise becoming due on this Note not later than 5:00 p.m., New York City time, on the date such payment is due.

(b) Transfer and Exchange; Issuance of Notes in Principal Amount. Subject to the transfer and other similar restrictions contained in Section 4 and the Noteholders Agreement, upon Surrender of this Note to the Borrower for registration of a transfer at the Borrower’s principal office, the Borrower, at Holder’s expense, will execute and deliver in exchange therefor a new Note or Notes, as the case may be, as requested by the Holder, which aggregate the unpaid Principal Amount of such Note, registered as such Holder may request, dated so that there will be no loss of interest on such surrendered Note and otherwise of like tenor. The issuance of a new Note or Notes shall be made without charge to the holder(s) of the surrendered Note for any issuance tax in respect thereof or other cost incurred by the Borrower in connection with such issuance, provided that the Holder shall pay any transfer taxes associated therewith. The Borrower shall be entitled to regard the registered holder of this Note as the holder of the Note so registered for all purposes until the Borrower or its agent, as applicable, is required to record a transfer of this Note on its register.

(c) Replacement. Upon receipt of evidence reasonably satisfactory to the Borrower of the loss, theft, destruction or mutilation of this Note and, in the case of any such loss, theft or destruction of this Note, upon delivery of a duly executed affidavit of loss and indemnity relating to such lost, stolen or destroyed Note in a form reasonably satisfactory to the Borrower or, in the case of any such mutilation, upon the surrender and cancellation of such Note, the Borrower, at the Holder’s expense, will execute and deliver, in lieu thereof, a new Note of like tenor and dated the date of such lost, stolen, destroyed or mutilated Note. Any lost, stolen, destroyed or mutilated Note replaced by such new Note shall not be deemed to be (and only the new Note shall be deemed to be) an outstanding Note for purposes of the Noteholders Agreement.

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4. Transfer Restrictions.

(a) No transfer, sale, assignment, pledge, encumbrance or other disposition, whether directly or indirectly, of all or any fraction of or interest in this Note (herein collectively called a “Transfer”) may be made without the prior written consent of the Borrower (which consent may be withheld, delayed or conditioned in the Borrower’s sole and absolute discretion).

(b) The restrictions on Transfer contained in this Section 4 are in addition to, and not in limitation of, each other restriction on transfer and similar restrictions contained in the Noteholders Agreement.

5. Events of Default. The occurrence of any one of the following shall constitute a default by the Borrower (an “Event of Default”) under this Note:

(a) the Borrower defaults in the payment of principal or interest on this Note when the same becomes due and payable, and such non-payment continues for 10 days after the due date therefor;

(b) the Borrower fails to comply with its other obligations of this Note and such failure continues for 30 days after receipt by the Borrower of written notice of such non-compliance;

(c) a Borrower Change of Control or, following the Initial Public Offering, a Public Company Change of Control;

(d) an Exchange Share Delivery Failure, and such failure continues for a period of 15 days;

(e) the Borrower (i) files, or consents by answer or otherwise to the filing against it of, a petition for relief or reorganization or arrangement or any other petition in bankruptcy, for liquidation or to take advantage of any bankruptcy, insolvency, reorganization, moratorium or other similar law of any jurisdiction, (ii) makes an assignment for the benefit of its creditors, (iii) consents to the appointment of a custodian, receiver, trustee or other officer with similar powers with respect to it or with respect to any substantial part of its property, or (iv) is adjudicated as insolvent or to be liquidated; or

(f) a court or governmental authority of competent jurisdiction enters an order appointing, without consent by the Borrower, a custodian, receiver, trustee, or other officer with similar powers with respect to it or with respect to any substantial part of its property, or constituting an order for relief or approving a petition for relief or reorganization or any other petition in bankruptcy or insolvency law of any jurisdiction, or ordering the dissolution, winding-up or liquidation of the Borrower, or any such petition shall be filed against the Borrower and such petition shall not be dismissed or stayed within 60 days.

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6. Remedies. Subject to the terms of the Noteholders Agreement, and Section 8 hereof, in the event that one or more Events of Default shall have occurred and be continuing, (a) the Interest Rate shall automatically increase, without any further action on the part of the Holder or the Borrower, to an annual rate of 10% and (b) the Noteholders’ Representative (as defined in the Noteholders Agreement) may, on behalf of all of the holders of the Notes, by written notice to the Borrower declare either (i) the Outstanding Amount or (ii) if an Exchange Share Delivery Failure shall have occurred and be continuing at such time, the Payment Amount, in each case, to be immediately due and payable, and thereupon the same shall become so due and payable, without presentment, demand, protest or further notice, all of which are hereby waived by the Borrower. For the avoidance of doubt, upon an Event of Default, in addition to the other remedies set forth above, the Holder may still elect to exercise its Exchange Rights pursuant to Section 7.

7. Exchange. This Note shall be exchangeable into Exchange Shares, on the terms and conditions set forth in this Section 7.

(a) Exchange at the Option of the Holder. At any time following the later to occur of (i) the date that is 180 days following the Closing Date or (ii) the Initial Public Offering (the “Triggering Date”), the Holder may elect to exchange all or, subject to the proviso below, a portion of the Outstanding Amount through the Exchange Notice Date (the “Exchanged Amount”) into the number of Exchange Shares as is determined in accordance with Section 7(b); provided, however, that (A) such Holder may not elect to exercise its exchange rights under this Section 7 more than two (2) times (provided that an exercise that results in an Exchange Share Delivery Failure shall not count as an exercise for this purpose) and (B) if the Holder or any Affiliate of the Holder holds one or more other Notes, then any such election must be made pro rata with respect to all such Notes simultaneously.

(b) Exchange Rate. The number of Exchange Shares deliverable upon any exchange of this Note pursuant to Section 7(a) shall be determined by dividing (i) the Exchanged Amount by (ii) the Exchange Price. If any such exchange would result in the delivery of a fraction of an Exchange Share, such fraction of an Exchange Share shall be disregarded, the number of Exchange Shares deliverable upon such exchange shall be rounded down, and the Holder shall be entitled to receive the cash value of such fraction of an Exchange Share.

(c) Mechanics of Exchange. At any time following the Triggering Date, the Holder may exercise its exchange right under this Section 7 by providing written notice thereof to the Borrower (the “Exchange Notice” and the date on which such notice is delivered being referred to as the “Exchange Notice Date”). As soon as practicable after receipt of the Exchange Notice and in any event no later than 30 days following receipt thereof, the Borrower shall, at its election, either (i) deliver to the Holder that number of Exchange Shares as determined in accordance with Section 7(b) plus a cash payment in respect of the interest accrued on the Principal Amount from the date immediately following the Exchange Notice Date through the date on which such Exchange Shares are delivered pursuant to this clause (i), or (ii) pay the Payment Amount in cash to the Holder. The date on which the Borrower delivers the Exchange Shares or the Payment Amount in the manner contemplated by the immediately preceding sentence shall be the “Exchange Delivery Date”. The Holder’s receipt of the Exchange Shares (in the form of certificates representing such Exchange Shares or other evidence reasonably satisfactory to the Holder) or the Payment Amount in cash pursuant to the immediately preceding sentence shall be subject to the Holder’s Surrender of this Note for cancellation to the Borrower on the Exchange Delivery Date.

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(d) Termination of Right to Exchange.

(i) Notwithstanding anything contained herein to the contrary, the Holder may not elect an exchange pursuant to Section 2(b) or this Section 7 from or after a Borrower Change of Control or a Public Company Change of Control. The Holder may not deliver an Exchange Notice following delivery of a Prepayment Notice by the Borrower delivered pursuant to Section 2(b).

(ii) The Borrower shall give the Holder not less than 30 days prior written notice of a Borrower Change of Control or a Public Company Change of Control, which notice shall set forth in reasonable detail the material terms of such transaction (“Change of Control Notice”). The Holder agrees to keep the information provided in connection with any Change of Control Notice confidential and shall not disclose such information to any other Person. The Holder acknowledges that (i) it is aware that the securities laws of the United States prohibit any person who has material, non-public information concerning an issuer of securities from purchasing or selling securities in reliance upon such information or from communicating such information to any other person or entity under circumstances in which it is reasonably foreseeable that such person or entity is likely to purchase or sell such securities in reliance upon such information, and (ii) that a Change of Control Notice may contain material, non-public information concerning the Borrower or the Public Company, and agrees to comply with such laws in all respects. The Holder shall have 10 days from delivery of a Change of Control Notice to deliver an Exchange Notice pursuant to Section 7, in which case the Exchange Delivery Date shall occur prior to the Change of Control. In connection with a Public Company Change of Control, if the Holder does not deliver an Exchange Notice prior to the expiration of such 10 day period, then the Holder may not thereafter elect an exchange pursuant to Section 2(b) or Section 7 (unless such Public Company Change of Control is abandoned).

(e) Delivery of Exchange Shares. Upon the occurrence of an Exchange Share Delivery Failure, in lieu of receiving Exchange Shares in accordance with Section 7(b), the Holder may elect to receive the Payment Amount in cash by delivery of written notice of such election to the Borrower. The Borrower shall pay the Payment Amount in cash within five (5) days of receipt of such notice and such payment shall be in full satisfaction of the Borrower’s obligations hereunder.

(f) Lock-Up. The Holder shall not sell transfer or otherwise dispose of the Exchange Shares prior to the 180th day following the Exchange Delivery Date or the Prepayment Date, as applicable.

(g) Adjustment of Exchange Price. If at any time following the Initial Public Offering the Public Company shall:

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(i) take a record of the holders of its Exchange Shares for the purpose of entitling them to receive a dividend payable in, or other distribution of, additional shares of Exchange Shares;

(ii) subdivide its outstanding shares of Exchange Shares into a larger number of shares of Exchange Shares;

(iii) combine its outstanding shares of Exchange Shares into a smaller number of shares of Exchange Shares; or

(iv) otherwise reclassifies its capital stock the effect of which is similar to the foregoing or takes any other action similar to those listed above,

then the Exchange Price shall be equitably adjusted to reflect such reclassification or other action in order to preserve the economic bargain represented by the exchange feature of this Note.

(h) Delivery of Exchange Shares. All Exchange Shares shall, when delivered to the Holder by the Borrower pursuant to the terms of this Note, be duly and validly issued, fully paid and non-assessable and free from all liens.

(i) Compliance with Laws. The Holder hereby represents, warrants and acknowledges to the Borrower that the Holder is an accredited investor as defined in Rule 501(a) of Regulation D promulgated under the Securities Act. Notwithstanding any other provision of this Note, the Holder covenants and agrees that the Restricted Securities may be disposed of only pursuant to an effective registration statement under, and in compliance with the requirements of, the Securities Act, or pursuant to an available exemption from, or in a transaction not subject to, the registration requirements of the Securities Act, and in compliance with any applicable state, federal or foreign securities laws. The Holder understands that the availability of such an exemption depends upon, among other things, the bona fide nature of the investment intent and the accuracy of the Holder’s representations as expressed herein.

In connection with any transfer of any Restricted Securities other than (a) pursuant to an effective registration statement under the Securities Act, or (b) pursuant to Rule 144 under the Securities Act (provided that the transferor provides the Borrower or the Public Company, as applicable, and any applicable transfer agent with reasonable assurances (in the form of a seller representation letter and, if applicable, a broker representation letter) that such Restricted Securities may be sold pursuant to Rule 144 under the Securities Act), the Borrower or the Public Company, as applicable, may require the transferor thereof to provide to the Borrower or the Public Company, as applicable, and any applicable transfer agent, at the transferor’s expense, an opinion of counsel selected by the transferor and reasonably acceptable to the Company or the Public Company, as applicable, and the transfer agent, the form and substance of which opinion shall be reasonably satisfactory to the Borrower or the Public Company, as applicable, and the transfer agent, to the effect that such transfer does not require registration of such transferred Restricted Securities under the Securities Act. As a condition of transfer (other than pursuant to clause (a) or (b) of the preceding sentence), any such transferee shall agree in writing to be bound by the terms of this Note and shall have the rights of a Holder under this with respect to such transferred Restricted Securities.

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(j) Legends. Certificates representing the Restricted Securities shall bear any legend as required by the “blue sky” laws of any state and a restrictive legend in substantially the following form (and, with respect to Restricted Securities held in book-entry form, the Borrower, the Public Company or any applicable transfer agent will record such a legend or other notation on the applicable securities register), until such time as they are not required under Section 7(k) or applicable law:

THESE SECURITIES AND ANY SECURITIES ISSUABLE OR ISSUED IN EXCHANGE HEREOF (THE “RESTRICTED SECURITIES”) HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR APPLICABLE STATE SECURITIES LAWS. THE RESTRICTED SECURITIES MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED PLEDGED, HYPOTHECATED OR OTHERWISE ASSIGNED (I) IN THE ABSENCE OF (A) AN EFFECTIVE REGISTRATION STATEMENT FOR THE RESTRICTED SECURITIES UNDER THE SECURITIES ACT, OR (B) AN AVAILABLE EXEMPTION FROM, OR IN A TRANSACTION NOT SUBJECT TO, THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT AND IN ACCORDANCE WITH APPLICABLE STATE SECURITIES LAWS OR BLUE SKY LAWS AS EVIDENCED BY A LEGAL OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE ISSUER THEREOF AND ITS TRANSFER AGENT, OR (II) UNLESS SOLD PURSUANT TO RULE 144 UNDER THE SECURITIES ACT (PROVIDED THAT THE TRANSFEROR PROVIDES THE BORROWER or the Public Company, as applicable, WITH REASONABLE ASSURANCES (IN THE FORM OF A SELLER REPRESENTATION LETTER AND, IF APPLICABLE, A BROKER REPRESENTATION LETTER) THAT THE SECURITIES MAY BE SOLD PURSUANT TO SUCH RULE). NO REPRESENTATION IS MADE BY THE ISSUER AS TO THE AVAILABILITY OF THE EXEMPTION PROVIDED BY RULE 144 UNDER THE SECURITIES ACT FOR RESALES OF THE RESTRICTED SECURITIES.

(k) Removal of Legends. The restrictive legend set forth in Section 7(j) shall be removed and the Borrower or the Public Company, as applicable shall issue (or cause to be issued) a certificate without such restrictive legend or any other restrictive legend to the holder of the applicable Restricted Securities upon which it is stamped or issue (or cause to be issued) to such holder, if (i) such Restricted Securities have been sold pursuant to an effective registration statement under the Securities Act, (ii) such Restricted Securities have been sold pursuant to Rule 144, or (iii) such Restricted Securities are eligible for sale under Rule 144, without the requirement for the Borrower to be in compliance with the current public information required under Rule 144 as to such Restricted Securities and without volume or manner-of-sale restrictions; provided, however, that to the extent an opinion of counsel is required by Section 7(i), the Holder shall deliver such opinion.

(l) Acknowledgement. The Holder acknowledges its responsibilities under the Securities Act and accordingly will not sell or otherwise transfer any Restricted Securities or any interest therein without complying with the requirements of the Securities Act and any other applicable securities laws.

8. Subordination.

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(a) Subordinate to Senior Indebtedness. The Borrower and the Holder hereby agree that, to the extent and in the manner hereinafter set forth in this Section 8, the payment of the Subordinated Indebtedness is hereby expressly made subordinate and subject in right of payment to all Senior Indebtedness.

(b) No Payment when Obligations Under Senior Indebtedness are in Default. Subject to Section 8(h), in the event that any Senior Event of Default shall have occurred and be continuing or will have occurred as a result of any such payment hereunder, then no payment hereunder shall be made unless and until such Senior Event of Default shall have been cured or shall have otherwise ceased to exist, or the payment in full in cash of all Senior Indebtedness.

(c) Remedies Standstill. Neither the Holder nor the Noteholders’ Representative shall exercise any remedies with respect to the Note as set forth in Section 6 or 17 hereof at any time (such period, the “Standstill Period”) after the date of delivery of a written notice from any Senior Creditor to the Holder that a Senior Event of Default has occurred and is continuing, provided that the Standstill Period shall terminate upon the earliest to occur of (i) the acceleration of all obligations under any Senior Credit Document, (ii) the Senior Creditors consenting in writing to the termination of such Standstill Period and (iii) the payment in full of all Senior Indebtedness (other than any contingent obligations thereunder not then due and payable). Upon the termination of the applicable Standstill Period, the Holder may, in its sole election, exercise any and all remedies (including as set forth in Section 6 or 17) available to them under this Note, subject to the terms of this Section 8. Notwithstanding the foregoing, if, following the acceleration of any obligations with respect to any outstanding Senior Indebtedness, such acceleration is rescinded (whether or not such Senior Event of Default has been cured or waived), then each remedy taken by the Holder that was permitted to occur solely due to clause (i) above shall likewise be rescinded.

(d) Payments Held; Subrogation. If prior to the payment in full in cash of all Senior Indebtedness, the Holder shall have received any payment pursuant to this Note at a time when it is not permitted to do so pursuant to this Section 8, then and in such event such payment shall promptly be paid over and delivered to the applicable Senior Creditor in the same form as received and, until so turned over, the same shall be held in trust by the Holder as the property of the Senior Creditors, to the extent necessary to enable the payment in full of all Senior Indebtedness. The Holder hereby waives any and all rights of subrogation or contribution which at any time may accrue to, or for the benefit of, or otherwise exist in favor of, the Holder in respect of all or any part of the Note or any of the obligations thereunder until the indefeasible payment in full in cash of any and all Senior Indebtedness; provided, however, that, as between the Borrower on the one hand and the Holder on the other hand, any such payment that is paid over to the Senior Creditors pursuant to this Section 8 shall be deemed not to reduce any of the obligations hereunder.

(e) Insolvency or Liquidation Proceedings. In the event of any proceeding under bankruptcy, insolvency or similar laws involving the Borrower, (i) all Senior Indebtedness first shall be paid in full in cash or other consideration acceptable to the Senior Creditors before any payment of or with respect to the Note shall be made; (ii) any payment or distribution, whether in cash, property or securities, which, but for the terms hereof, otherwise would be payable or deliverable in respect of the Note shall be paid or delivered directly to Senior Creditors until all Senior Indebtedness is paid in full in cash or other consideration acceptable to the Senior Creditors, and the Holder irrevocably authorizes, empowers and directs all receivers, trustees, liquidators, custodians, conservators and others having authority in the premises to effect all such payments and distributions, and the Holder also irrevocably authorizes, empowers and directs the Senior Creditors to demand, sue for, collect and receive every such payment or distribution; and (iii) the Holder agrees to execute and deliver to the Senior Creditors all such further instruments confirming the authorization referred to in the foregoing clause (ii).  The Senior Indebtedness shall continue to be treated as Senior Indebtedness and the provisions of this Section 8 shall continue to govern the relative rights and priorities of the holders of Senior Indebtedness and the Holder even if all or part of the Senior Indebtedness or the security interests securing the Senior Indebtedness are subordinated, set aside, avoided or disallowed in connection with any such proceeding, and the Note (including this Section 8) shall be reinstated if at any time any payment of any of the Senior Indebtedness is rescinded or must otherwise be returned by any holder of Senior Indebtedness or any representative of such holder.

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(f) Further Assurances. The Holder will, at the Borrower’s expense and at any time and from time to time, promptly execute and deliver all further instruments and documents, and take all further action, that may be reasonably necessary or appropriate, or that any Senior Creditor may reasonably request, in order to protect any right or interest granted or purported to be granted by this Section 8 or to enable the Senior Creditors to exercise and enforce their rights and remedies hereunder.

(g) Reliance by Senior Creditors. Each Senior Creditor as holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed, is an intended third party beneficiary of this Section 8, shall be deemed to have acquired the Senior Indebtedness in reliance upon the provisions of this Section 8, and shall be entitled to enforce this Section 8 as though a party hereto.

(h) Notwithstanding any provision to the contrary in this Section 8, the Borrower shall be permitted to pay, and the Holder shall be entitled to receive, the Payment Amount in the form of Exchange Shares (and any accompanying fractional share payment in cash pursuant to Section 7(b) or payment of accrued interest in cash pursuant to Section 7(c)(i)) and such payments shall not be subject to the terms of this Section 8.

9. Definitions.

“Business Day” means any day other than a Saturday, Sunday or any other day on which banks in New York, New York are required to be closed.

“Borrower Change of Control” means, at any time, the occurrence of any of the following: (i) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Existing Beneficial Owner) shall have obtained beneficial ownership of 50% or more of the economic and voting interests in the capital stock of the Borrower; (ii) if the Borrower shall cease to beneficially own and control (directly or indirectly) 80% of the economic and voting interest of First Allied and its Subsidiaries; or (iii) the sale of all or substantially all of the assets of the Borrower and its Subsidiaries.

“Continuing Public Company Directors” means (i) the directors of the Public Company on the date of the pricing of the Initial Public Offering, or (ii) each other director of the Public Company if such director’s election or nomination for election to the Public Company’s board of directors is approved by (x) a majority of the directors referred to in the preceding clause (i), or (y) any Existing Beneficial Owners.

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“Direct Investment Program” means any investment program that provides for flow-through tax treatment under U.S. federal income tax law, including, but not limited to, real estate investment trusts and other types of real estate programs, business development companies, equipment leasing programs and oil and gas programs.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Payment Date” means the date upon which the Borrower delivers the Payment Amount to the Holder in accordance with Section 7(c).

“Exchange Price” means, the product of (i) subject to adjustment in accordance with Section 7(f), the price per share at which the Exchange Shares were sold in the Initial Public Offering (before the payment of underwriting discounts and commissions and of offering expenses) and (ii) 1.15.

“Exchange Share Delivery Failure” means the failure, for any reason, by the Borrower to deliver the Exchange Shares to the Holder on or prior to the date on which the Exchange Delivery Date is required to occur under, and subject to the terms of, Section 7(c).

“Exchange Shares” means shares of Public Company’s common stock that are listed on the principal securities exchange or securities market on which the common stock of the Public Company is traded.

“Existing Beneficial Owner” means any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) who (a) is (directly or indirectly) a beneficial owner of the Borrower as of the Closing Date, or (b) is or becomes an Affiliate of a person or group referred to in clause (a).

“First Allied” means First Allied Holdings Inc., a Delaware corporation.

“Outstanding Amount” means, as of any determination date, the Principal Amount and accrued and unpaid interest on this Note, as such amount may be reduced pursuant to Section 15.

“Payment Amount” means the greater of (i) the Outstanding Amount as of the Exchange Payment Date or Prepayment Date, as applicable, or (ii) the VWAP (determined as of the Exchange Notice Date or Prepayment Notice Date, as applicable) multiplied by that number of Exchange Shares as equals the quotient of the Outstanding Amount as of the Exchange Payment Date or Prepayment Date, as applicable, divided by the Exchange Price.

“Principal Market” means the principal securities exchange or securities market on which the Exchange Shares are then traded.

“Public Company” means any corporation that (i) is an Affiliate of the Borrower, (ii) has a class of common equity securities registered under Section 12(b) of the Exchange Act, (iii) is not a Direct Investment Program, and (iv) is not a company organized for the purpose of making investments in real estate assets, or securities or debt involving real estate assets.

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“Public Company Change of Control” means, at any time, the occurrence of any of the following: (a) the Borrower and the Existing Beneficial Owners shall collectively cease to beneficially own (directly or indirectly) at least 50% of the voting stock of the Public Company; (b) any “person” or “group” (within the meaning of Rules 13d-3 and 13d-5 under the Exchange Act) (other than any Existing Beneficial Owner), (i) becomes the owner, directly or indirectly, of 50% or more of the voting stock of the Public Company or, in the context of a consolidation, merger or other corporate reorganization in which the Public Company is not the surviving entity, 50% or more of the voting stock generally entitled to elect the board of directors of such surviving entity (or in the case of a triangular merger, of the parent entity of such surviving entity), calculated on a fully-diluted basis; or (ii) has obtained the power (whether or not exercised) to elect a majority of the board of the directors of the Public Company or the board of directors (or equivalent governing body) of any of the Public Company’s successors; (c) the board of the directors of the Public Company or the board of directors (or equivalent governing body) of any of the Public Company’s successors shall cease to consist of a majority of Continuing Public Company Directors; (d) the sale of all or substantially all of the assets of the Public Company and its Subsidiaries on a consolidated basis.

“Quarterly Payment Date” shall mean March 31, June 30, September 30 and December 31 of each year, or if such day is not a Business Day, the first Business Day following such date, with the first such date commencing [●], 2013.

“Senior Creditors” means the agent, the lenders, the holders, and/or other similar creditor entities to which the Borrower or any of Borrower’s Subsidiaries have any obligation under any Senior Debt Document; provided, however, that in no event shall an Affiliate of the Borrower be a Senior Creditor hereunder.

“Senior Debt Document” means any credit, loan, indenture or similar agreements, documents or instruments evidencing debt for borrowed money incurred by the Borrower or any of Borrower’s Subsidiaries in favor of the Senior Creditors, as the same may be amended, restated, modified, renewed, supplemented, refunded, replaced (whether upon or after termination or otherwise) or refinanced from time to time.

“Senior Event of Default” means an Event of Default, as such term is defined in the respective Senior Debt Document.

“Senior Indebtedness” means all current and hereafter arising liabilities and other obligations of the Borrower or any of Borrower’s Subsidiaries in favor of the Senior Creditors under or in connection with any Senior Debt Document and, including without limitation all obligations to pay principal of and interest on the loans made pursuant to any Senior Debt Document (whether or not accruing after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, whether or not a claim for post-petition interest is allowed in any such proceeding).

“Subordinated Indebtedness” means the obligation to pay principal, interest, charges, expenses, fees, attorneys’ fees and disbursements, and any other amounts payable by the Borrower under this Note.

“Surrender of this Note” means the process of surrendering this Note by the Holder as set forth in Section 12.

“Trading Day” means any day on which the Exchange Shares are traded on the Principal Market; provided, however, that “Trading Day” shall not include any day on which the Exchange Shares are scheduled to trade on such exchange or market for less than 4.5 hours or any day that the Exchange Shares are suspended from trading during the final hour of trading on such exchange or market (or if such exchange or market does not designate in advance the closing time of trading on such exchange or market, then during the hour ending at 4:00:00 p.m., New York time) unless such day is otherwise designated as a Trading Day in writing by the Borrower and the Stockholders’ Representative.

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“VWAP” means, as of any date of determination, the volume-weighted average price of the Exchange Shares during the 15 consecutive Trading Day period ending on the Trading Day immediately preceding such date, calculated, for each such Trading Day, by dividing the aggregate value of the Exchange Shares traded on the Principal Market during regular hours (price per share multiplied by number of shares traded) by the total volume (number of shares) of the Exchange Shares traded on the Principal Market for such Trading Day, or if such volume-weighted average price is unavailable, the market value of one Exchange Share on such Trading Day as determined by the Designated Accounting Firm.

10. Note Not Negotiable. Except as set forth in Section 3(c), this Note and all rights hereunder are not negotiable, in whole or in part, and are subject to transfer and other similar restrictions set forth in this Note, the Merger Agreement, the Pledge Agreement and the Noteholders Agreement.

11. Amendment and Waiver. The provisions of this Note may be modified, amended or waived, and the Borrower may take any action herein prohibited, or omit to perform any act herein required to be performed by it, only in the manner set forth in the Noteholders Agreement.

12. Surrender of Note. In connection with (a) any payment by the Borrower in full of the Outstanding Amount in accordance with the terms of this Note, or (b) the exchange of this Note into Exchange Shares pursuant to Section 2(b) or Section 7, the Holder shall be required in advance of such action to surrender to the Borrower this Note for cancellation, or, if this Note has been lost, stolen or destroyed, the Holder shall be required to deliver a duly executed affidavit of loss and indemnity relating to such lost, stolen or destroyed Note in a form reasonably satisfactory to the Borrower in advance of such action, and such affidavit of loss and indemnity shall be deemed a surrender of this Note.

13. GOVERNING LAW; JURISDICTION; WAIVER OF JURY. This NOTE and all claims or causes of action (whether in contract, tort or otherwise) that may be based upon, arise out of or relate to this NOTE or the negotiation, execution or performance of this NOTE (including any claim or cause of action based upon, arising out of or related to any representation or warranty made in or in connection with this NOTE or as an inducement to enter into this NOTE), shall be construed, performed and enforced in accordance with the Laws of the State of Delaware without giving effect to its principles or rules of conflict of laws to the extent such principles or rules would require or permit the application of the Laws of another jurisdiction. THE DELAWARE COURT OF CHANCERY SHALL HAVE EXCLUSIVE JURISDICTION OVER ANY AND ALL DISPUTES, WHETHER IN LAW OR EQUITY, ARISING OUT OF OR RELATING TO THIS NOTE AND THE PARTIES CONSENT TO AND AGREE TO SUBMIT TO THE EXCLUSIVE JURISDICTION OF SUCH COURT; provided, however, that if the Delaware Court of Chancery determines that it does not have jurisdiction, the parties consent to and agree to submit to the exclusive jurisdiction of the state or Federal courts located within the State of Delaware. EACH OF THE PARTIES HEREBY WAIVES AND AGREES NOT TO ASSERT IN ANY SUCH DISPUTE, TO THE FULLEST EXTENT PERMITTED BY LAW, ANY CLAIM THAT (I) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS, (II) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS OR (III) ANY LITIGATION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. EACH OF THE PARTIES TO THIS NOTE HEREBY IRREVOCABLY WAIVES, AND AGREES TO CAUSE ITS SUBSIDIARIES TO WAIVE, ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS NOTE OR THE TRANSACTIONS CONTEMPLATED HEREBY.

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14. Maximum Legal Rate. If at any time an interest rate applicable hereunder exceeds the maximum rate permitted by law for the type of indebtedness and holder of such indebtedness evidenced by this Note, such rate shall be reduced to the maximum rate so permitted by law.

15. Offset. Subject to the terms, conditions and limitations set forth in the Merger Agreement and the Pledge Agreement, the Borrower may offset any amounts payable under this Note against any payment, reimbursement or indemnification obligation of the Holder due to the Borrower or the other Parent Indemnified Parties under the Merger Agreement. Any such offset shall be applied first to accrued and unpaid interest and thereafter to the Principal Amount. Neither the exercise of nor the failure to exercise such right of offset will limit the Borrower in any manner in the enforcement of any other remedies that may be available to it. Other than as set forth in this Section 15, the Borrower’s obligations under this Note are absolute and unconditional and shall not be subject to any offset, alleged breach, counterclaim or recoupment for any reason.

16. Preferential Payment. The Borrower agrees that to the extent that the Borrower or any person making payment on behalf of the Borrower makes any payment to the Holder in connection with the indebtedness evidenced by this Note, and all or any part of such payment is subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid by the Holder or paid over to a trustee, receiver or any other entity, whether under any bankruptcy act or otherwise (any such payment is hereinafter referred to as a “Preferential Payment”), then the indebtedness of the Borrower under this Note shall continue or shall be reinstated, as the case may be, and, to the extent of such payment or repayment by the Holder, the indebtedness evidenced by this Note or part thereof intended to be satisfied by such Preferential Payment shall be revived and continued in full force and effect as if said Preferential Payment had not been made.

17. Miscellaneous.

(a) The Borrower hereby waives presentment, demand, protest, notice of dishonor, diligence and all other notices, any release or discharge arising from any extension of time, discharge of a prior party, or other cause of release or discharge other than actual payment in full hereof.

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(b) The Holder shall not be deemed, by any act or omission, to have waived any of its rights or remedies hereunder unless such waiver is in writing and signed by the Holder and then only to the extent specifically set forth in such writing. A waiver with reference to one event shall not be construed as continuing or as a bar to or waiver of any right or remedy as to a subsequent event. No delay or omission of the Holder to exercise any right, whether before or after an Event of Default hereunder, shall impair any such right or shall be construed to be a waiver of any right or an Event of Default, and the acceptance at any time by the Holder of any past-due amount shall not be deemed to be a waiver of the right to require prompt payment when due of any other amounts then or thereafter due and payable.

(c) Time is of the essence hereof. Upon any Event Default hereunder, pursuant to the Noteholders Agreement, and subject to Section 8 hereof, the Noteholders’ Representative may, on behalf of all of the holders of the Notes, exercise all rights and remedies provided for herein and by law or equity, including, but not limited to, the right to immediate repayment of this Note in full.

(d) Subject to the Noteholders Agreement, the remedies of the Holder as provided herein, or in law or in equity, or any of them, shall be cumulative and concurrent, and may be pursued singularly, successively or together at the Holder’s sole discretion, and may be exercised as often as occasion therefor shall occur.

(e) It is expressly agreed that if, after an Event of Default, this Note is referred to any attorney or if suit is brought to collect or interpret this Note or any part hereof, or to enforce or protect any rights conferred upon the Holder by this Note or any other document evidencing or securing this Note, and a court of competent jurisdiction enters a final, non-appealable judgment, then the non-prevailing party shall indemnify the prevailing party for all reasonable costs, including reasonable attorneys’ fees, incurred by the prevailing party in connection therewith.

(f) By receipt of this Note, the Holder agrees to be bound by the Noteholders Agreement.

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18. Notices. All notices, requests, demands, approvals, consents, waivers and other communications required or permitted to be given under this Note shall be in writing and shall be (a) delivered personally, (b) mailed by first-class, registered or certified mail, return receipt requested, postage prepaid, (c) sent by next-day or overnight mail or delivery, or (d) sent by facsimile transmission (provided, however, that the original copy thereof also is sent by one of the other means specified above in this Section 18):

If to the Borrower, to:

RCAP Holdings, LLC
405 Park Avenue, 15th Floor
New York, NY 10022
Facsimile No.: (212) 421-5799
Attention: Ryan Tooley, Esq.

with a copy to (which will not constitute notice to the Borrower):

Proskauer Rose LLP
Eleven Times Square
New York, NY 10036
Fax: (212) 969-2900
Attention:      Peter M. Fass

James P. Gerkis

If to the Holder, to:

[NAME]
[ADDRESS]
[FAX]

with a copy to the Noteholders’ Representative, to:

Lovell Minnick Partners LLC
Radnor Financial Center
150 N. Radnor Chester Road, Suite A200
Radnor, PA 19087
Fax: (610) 995-9680
Attention: General Counsel

or to such other Person or address as any party shall specify by such notice in writing to the other parties in accordance with this Section 18. Each Notice shall be deemed effective and given upon actual receipt or refusal of receipt.

* * * * *

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IN WITNESS WHEREOF, the Borrower has executed and delivered this Note on the date first written above.

RCAP HOLDINGS, LLC

By: _______________________________

Name:

Title:

AGREED TO ACCEPTED AS OF THE DATE
FIRST WRITTEN ABOVE

[NOTEHOLDER]

By: _______________________________

Name:

Title:

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